Exhibit 11.
                                MOBIL CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   (In millions, except for per-share amounts;
                         number of shares in thousands)



                                                           For the Three Months
                                                              Ended March 31,

                                                           --------------------

                                                                1997      1998
                                                            --------   --------


Net Income ...............................................    $  826     $  705
Less: dividends on preferred stock .......................        13         13
                                                              ------     ------
Adjusted net income applicable to common shares ..........    $  813     $  692

                                                              ======     ======
Weighted average number of basic common shares outstanding   788,149    782,117
                                                             =======    =======

Net income per common share ..............................    $ 1.03     $  .88

                                                              ======     ======


Net Income ...............................................    $  826     $  705
Less: additional contribution to ESOP ....................         2          1
Less: Stock Appreciation Rights compensation
        (expense) income .................................        (1)         4
                                                              ------     ------
Adjusted net income applicable to common shares ..........    $  825     $  700

                                                              ======     ======
Weighted average number of basic common shares outstanding   788,149    782,117
Issuable on assumed exercise of stock options ............    10,644     11,373

Assumed conversion of preferred stock ....................    17,502     17,000
                                                             -------    -------
     Total ...............................................   816,296    810,490
                                                             =======    =======

Net income per common share -- assuming dilution .........    $ 1.01     $  .86

                                                              ======     ======








MOBIL                                 - 17 -